EXHIBIT 10.1

Domtar Corporation Head Office 395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6 www.domtar.com	Domtar Corporation Operations Center 100 Kingsley Park Dr. Fort Mill, SC 29715-6476 www.domtar.com

April 2, 2015

Personal and Confidential

Mr. Richard L. Thomas

Senior Vice-President, Sales and Marketing, Pulp and Paper Division

Dear Dick:

This letter confirms the discussions we had over the last few days.

During the transition to a divisional structure, your support and assistance in the onboarding of our new divisional President, Mike Garcia, have been greatly appreciated. In recognition of your commitment, a one-time bonus in the amount of $466,700 will be paid in May 2015.

This letter also confirms that effective April 8, 2015, you will no longer be part of the Management Committee but you will continue to serve in your current position as Senior Vice-President, Sales and Marketing, Pulp and Paper Division, reporting directly to the President, Pulp and Paper Division.

Under the circumstances, I want to provide you with an update on certain compensation elements, which were specific to your status as a member of the Management Committee and which will continue in your current position.

Benefits and Perquisites

You will continue to be entitled to the executive Health & Welfare benefits, including the additional executive officer life insurance and personal accident insurance available to members of the Management Committee. You will also continue to be eligible for reimbursement of a maximum amount of $3,500 annually for financial counseling fees.

DB SERP

You will continue to participate in the DB SERP, which provides retirement benefits in conjunction with the savings that are available under Domtar’s qualified Pension and Savings Plans and DC SERP. As such, you will continue to earn credited service under the provisions of the DB SERP as long as you remain employed by Domtar.

LTIP Grants

You will continue to be eligible to receive annual LTIP grants in the same form as the members of the Management Committee, subject to the approval of the Human Resources Committee, upon recommendation and at the discretion of the President and CEO.

Settlement of Long-Term Incentive (LTIP) Awards

As you will no longer be subject to Stock Ownership Guidelines, any vested LTIP awards will be settled in cash, pursuant to Domtar’s Amended and Restated 2007 Omnibus Incentive Plan and the relevant award agreements.

Severance Program

Should your employment terminate in a manner that would qualify for severance under the Severance Program for Management Committee Members, you will be eligible to receive severance under this Program.

This letter supersedes all prior agreements and correspondence with you regarding your compensation and benefits.

Sincerely,

/s/ John D. Williams
John D. Williams President and CEO

Cc: Michael D. Garcia

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